Exhibit 10.2

Data Processing Contract between Chestatee State Bank and its successors, dated January 20, 1998

                                  PROVESA, INC.

                            DATA PROCESSING AGREEMENT

This DATA PROCESSING AGREEMENT is made and entered into as of the 20th day of January 1998, by and between Chestatee State Bank, located at GA Hwy. 53 East, Dawsonville, Georgia, and its successors (herein referred to as the "Participating Bank"), and Provesa, Inc., located at 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071 (herein referred to as the "Computer Center").

In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1. Data Processing Services. Computer Center agrees to render to Participating Bank the data processing services described on Exhibit "A" (the "Services") for the term of this Agreement, and Participating Bank agrees to purchase the Services. This Agreement describes the general nature of the Services and the terms under which the Computer Center is to provide or make the Services available to the Participating Bank. In the event of any conflict between the language of this Agreement and any brochures, verbal representations, or other materials describing the Services, the language of this Agreement shall control.

2.   Conversion of Participating Bank's Information.
     ----------------------------------------------

     a) Within a reasonable time following execution of this Agreement, Computer Center will undertake the programming required to convert Participating Bank's information files into a format compatible with the Computer Center systems. Participating Bank agrees to cooperate with Computer Center in this endeavor and to provide all information and assistance required for Computer Center to successfully convert Participating Bank's information files to a form compatible with Computer Center's systems and equipment so that Computer Center can provide the Services. Among other things, Participating Bank shall deliver conversion input information, in its entirety, in a mutually acceptable medium, as and when the parties agree.

     b) Computer Center shall determine, in accordance with its normal acceptance procedures, when Participating Bank's information files have been successfully converted and when the Services to be provided by Computer Center to Participating Bank are operational and available for Participating Bank's use. Participating Bank agrees to review and check the information converted by Computer Center within ten (10) days after notice to Participating Bank of Computer Center's completion of conversion. Computer Center reserves the right to postpone conversion of Participating Bank's information files if Participating Bank is late in delivering its conversion input information or if any other circumstanc4s arise that might jeopardize the successful completion of Participating Bank's information conversion or the processing of the Participating Bank's following day's transactions for any other customers of Computer Center.

     c) In the event the conversion process is stopped, cancelled, or suspended by Participating Bank, Participating Bank agrees to pay Computer Center all labor costs, expenses, and charges incurred by Computer Center in preparing to perform under this Agreement. Computer Center shall submit to Participating Bank an itemized statement of all such charges and Participating Bank agrees to pay said statement prior to the return to Participating Bank of any conversion input information or data provided to Computer Center and, in any event, within thirty (30) days after receipt.

     d) Computer Center shall provide to Participating Bank training for a maximum of five (5) working days so that Participating Bank may fully utilize the Services provided by Computer Center at the time of conversion of Participating Bank's information.

3. Input and Output Data. Participating Bank shall be responsible for providing to Computer Center all input data and other information necessary for Computer Center to perform the Services and to prepare those reports described on attached Exhibit "C" (the "Reports"). The input data shall be transmitted by Participating Bank to Computer Center in a format acceptable to Computer Center via an approved telecommunication method and system. Participating Bank is solely responsible for the accuracy and delivery of all information to be provided to Computer Center for processing. Computer Center agrees to provide Participating Bank with Reports at such times as are described on Exhibit "C", provided, however, that in any event Computer Center shall have a reasonable amount of time after receipt of the input data from Participating Bank to process such data. All Reports shall be delivered by Computer Center to Participating Bank by telecommunications to a remote printer designated by Participating Bank. The design and format of any Reports or forms to be prepared by Computer Center must be approved by Computer Center.

4. Term. This Agreement shall begin on the date hereof and shall remain in effect for a period of five (5) years (the "Term") following the first fully calendar month subsequent to the date hereof in which any Services commonly known as processing services are provided by Computer Center to Participating Bank, as evidenced by the billing records of Computer Center. This Agreement shall automatically renew for the same Term unless written notice of termination is delivered by either party to the other at least one hundred eighty (180) days prior to the original expiration date or subsequent renewal expiration dates of the Agreement.

5. Assistance from Participating Bank. In addition to the input data to be delivered by Participating Bank pursuant to paragraph 3 above, Computer Center's performance of the Services may, form time to time, require data, documents, descriptions or acts to be furnished by, or to be qualified or processed in part by, the Participating Bank or its personnel. Computer Center agrees to give prompt notice of such requirements to Participating Bank, and Participating Bank agrees to furnish such data, documents, descriptions or acts and to make such personnel, records and facilities available within such time or times after its receipt of such notice and in such manner as shall be reasonably necessary to enable the Computer Center to perform the Services.

6. Communications. Participating Bank shall bear all risk of loss or damage to items, records, other input data, or Reports and other output data during communication or delivery of such data between the Participating Bank's office and the Computer Center. Participating Bank shall be responsible for and shall pay all charges related to communications between Participating Bank and Computer Center.

7.   Equipment.
     ---------

     a) Participating Bank agrees that it is responsible for all communications between Participating Bank and Computer Center. When communicating with, or transferring data to, or receiving data from, Computer Center, Participating Bank shall, at its own cost and expense, use and maintain only such terminals, modems and other hardware, firmware and software (hereinafter collectively referred to as the "Equipment') as may be compatible with the systems and communications networks of Computer Center. The Participating Bank's Equipment must be completely compatible with the systems and communications networks of Computer Center, and if requested by Computer Center, Participating Bank shall be responsible for providing sufficient information about the Equipment to Computer center and for performing adequate tests to demonstrate that the Equipment is in good working order and completely compatible with the systems and communications networks of Computer Center.

     b) Unless otherwise agreed by the parties, Computer Center shall schedule and arrange for the communications services, including communications equipment installation, with the communication provider. Participating Bank shall be responsible for paying all charges imposed by the provider of the communications equipment, such as the telephone company, for the Equipment installation, as well as for any charges for additional connections or changes to locations or future services. Computer Center shall not be responsible for the reliability or continued availability of the telephone lines, communications facilities, or electrical power used by Participating Bank in utilizing the Services provided by Computer Center hereunder. Computer Center will cooperate with communications vendors as appropriate so that communications between participating Bank and Computer Center facilities function properly.

8.   Limitation of Liability.
     -----------------------

     a) Computer Center shall not be responsible for any failure in providing the Services, any delays in processing, or any failure or delay in the delivery of any Reports that may be caused, in whole or in part, by strikes, lockouts, riots, epidemics, governmental actions or regulations, natural disaster, fire, inclement weather, acts of God, computer breakdown or failure, communications failure, interruptions in telephone or electrical service, courier's failure to timely deliver, or any other causes beyond its reasonable control. In the event such delays exist without interruptions for a period of more than thirty (30) days, Participating Bank or Computer Center may elect to terminate this Agreement without breach. Participating Bank is under no duty to make any payments to Computer Center for any period exceeding five (5) consecutive business days in which the Services are not performed by Computer Center as a result of a natural disaster or other phenomenon mentioned above.

     b) Computer Center's obligation to Participating Bank hereunder in performing the Services is to exercise the same degree of care and diligence used in processing information and compiling reports for its own use. Computer Center's sole responsibility to Participating Bank or any third party for any claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise), arising out of errors or omissions in the Services or Reports provided or to be provided hereunder and caused by Computer Center (provided that Participating Bank shall have promptly notified Computer Center of any such errors or omissions), shall be to furnish at Computer Center's costs the correct Services or Report and/or to correct the applicable Participating Bank files.

     c) Computer Center will make every reasonable effort to be available to provide Services during the hours referred to in paragraph 20 below. Accordingly, Computer Center's liability to Participating Bank or any third party for claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise) arising out of the unavailability or inaccessibility of Computer Center's system, or the interruption in or delay of Services provided or to be provided by Computer Center hereunder, shall be to use reasonable efforts to resume the Services as promptly as practicable, provided, however, that Computer Center shall not be responsible for communication failures caused, in whole or in part, by the incompatibility or failure of Participating Bank's Equipment or by third party telecommunication or electric lines or equipment.

     d) Computer Center shall not be liable to Participating Bank for errors resulting from defects in, or malfunctions of, the mechanical or electronic equipment used by participating Bank or Computer Center in performing the duties and obligations contemplated in and covered by this Agreement.

     e) Computer Center shall not be liable for damages arising under this Agreement, regardless of the claim, unless such damages result from gross negligence or willful misconduct on the part of Computer Center' officers or employees, in which case Computer Center's liability will be limited to actual damages directly resulting from such gross negligence or willful misconduct. In any event, any damages for which Computer Center may be liable shall be limited to the service charges received by Computer Center from Participating Bank for Services during the thirty-six (36) months prior to the alleged damage.

     If Participating Bank desires to obtain insurance protection against any such losses, or to cover fidelity losses through an endorsement to its own blanket bond coverage, Computer Center agrees to cooperate with Participating Bank in obtaining such insurance. In the event Participating Bank recovers insurance proceeds pursuant to such insurance, such proceeds shall constitute a setoff against actual damages claimed by Participating Bank that directly result from gross negligence or willful misconduct of Computer Center. It is understood that all costs and expenses of such insurance shall be paid by Participating Bank. Computer Center agrees to maintain, with coverage amounts determined by Computer Center, fidelity bond coverage with respect to any dishonest acts which may be committed by Compute Center personnel, and insurance in policy amounts and types determined by Computer Center, with respect to hazards, including losses by Computer Center form fire, disaster, and other events which may interrupt normal services.

     f) IN NO EVENT WILL COMPUTER CENTER BE RESPONSIBLE FOR SPECIAL, RELIANCE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY ACT OR OMISSION BY COMPUTER CENTER IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPUTER CENTER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER SUCH DAMAGES ARISE IN AN ACTION AT LAW OR IN EQUITY, FOR BREACH OF CONTRACT, BREACH OF WARRANTY, PRODUCT LIABILITY, BREACH OF UCC PROVISIONS, NEGLIGENCE OR INTENTIONAL TORT. FURTHERMORE, COMPUTER CENTER SHALL NOT BE LIABLE FOR PARTICIPATING BANK'S LOST PROFITS, LOSS OF BUSINESS OPPORTUNITIES, OR FOR EXEMPLARY DAMAGES. THE PROVISIONS HEREOF ARE IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, FITNESS OR OTHERWISE.

9. Compliance with Federal Regulations. Computer Center warrants that it maintains a formal agreement with a suitable processing center to provide backup facilities capable of processing Participating Bank's data and satisfying all requirements of this Agreement. Further, Computer Center shall comply with all federal rules and regulations applicable to it relating to the conduct of its business.

10. Review of Reports. It will be the responsibility of Participating Bank to maintain audit controls and/or procedures which may be required by supervisory authorities under regulations to which the Participating Bank is subject. Balancing of input totals to computate generated output totals will be the responsibility of Participating Bank, and Computer Center accepts no responsibility for the correctness of these totals. Computer Center will exercise reasonable care and diligence in maintaining controls over the Services rendered Pursuant to this Agreement.

11. Third Party Audit. Computer Center shall provide to Participating Bank a copy of the most recent third party service audit of the records of Computer Center upon request by Participating Bank and payment by

     Participating Bank of a reasonable and customary charge. If requested, Computer Center shall also provide to Participating Bank annual audited financial information regarding Computer Center at no charge.

12. Fees. In consideration of the Services provided by Computer Center, Participating Bank shall pay to Computer Center each month, in advance based upon the prior month's activity, those fees described on attached Exhibit "B". The fees set forth on Exhibit "B" are exclusive of any applicable taxes or assessments, however designated, which may be levied or assessed by any government or other taxing authority having jurisdiction to levy such tax upon the Services. Participating Bank agrees to pay Computer Center the amount of such taxes or assessments, whenever requested by Computer Center. The fees described on Exhibit "B" may be changed from time to time by Computer Center upon thirty (30) days prior notice to Participating Bank, provided, however, that the maximum annual increase in any fee described in Exhibit "B" shall not exceed six percent (6%) per year or twelve percent (12%) for the term of the agreement.

     In the event the Participating Bank acquires another financial institution or branch of a financial institution, the Computer Center reserves the right to review volume growth (assets and account volume) and make necessary adjustments in pricing as may more accurately reflect the Computer Center's standard account pricing as described in Exhibit "B".

13. Other Fees. In the event Participating Bank requests that Computer Center procure forms that are to be supplied by Participating Bank pursuant to Exhibit "C", Participating Bank shall pay to Computer Center the cost of such forms plus Computer Center's reasonable and customary markup when billed. If overtime and/or special handling is requested by Participating Bank or is required because of delays not the fault of Computer Center, Participating Bank agrees to pay Computer Center at the established rates then in effect for overtime and/or special handling of production operations and for any other out-of-pocket expense related thereto. If it is necessary for Computer Center to return the finished products to Participating Bank by special carrier or special messenger, Computer Center shall notify Participating Bank by telephone and Participating Bank shall be charged with out-of-pocket expenses incurred by Computer Center as a result of such special handling, unless Participating Bank objects to such special handling at the time it receives such notice. In the event Computer Center agrees to develop any special programs for or on behalf of Participating Bank, Participating Bank agrees to pay Computer Center its development costs plus a reasonable markup. In addition, Participating Bank may be required to pay a license fee as agreed by the parties for such special software.

14.  Confidentiality.
     ---------------

     a) Computer Center agrees to hold in confidence all information relating to the assets, liabilities or other business affairs of Participating Bank , or any customers of Participating Bank, which are received by Computer Center pursuant to this Agreement or in the course of rendering the Services. It is expressly agreed and understood, however, that performance of the Services will be subject to examination by regulatory authorities, including, but not limited to,
          (i) the Comptroller of Currency, (ii) the Board of Governors of the Federal Reserve System, (iii) the Board of Directors of the Federal Deposit Insurance Corporation, and (iv) the State Banking Department, and that as part of the performance of Services hereunder, Computer Center shall submit or furnish to the regulatory agencies reports, information, assurance or other data as may be required under applicable laws and regulations to which either party is subject.

     b) Participating Bank acknowledges and agrees that all computer programs, codes, and information regarding Computer Center's business operations, pricing, the terms and conditions of this Agreement, the Computer Center pricing manual and any other contract documents, the

          Computer Center systems, and related matters (hereinafter collectively referred to as "Proprietary Information"), are the exclusive and confidential property of Computer Center, or the third parties from whom Computer Center has secured the right to use computer programs. Participating Bank understands that the harm that could be caused to Computer Center should the Proprietary Information be disclosed to its competitors and other having no need to know of the Proprietary Information. Therefore, Participating Bank agrees to hold all such Proprietary Information in strictest confidence. Participating Bank will instruct its employees who have access to or who use the Proprietary Information to keep same confidential by using no less than the same degree of care and discretion that Participating Bank uses with respect to its own confidential and proprietary information. On termination of this Agreement, Participating Bank shall return all Proprietary Information to Computer Center and shall cease to sue the same for any purpose whatsoever. This paragraph shall not apply to any information furnished by Computer Center which is already in the public domain at the time of disclosure to Participating Bank or to any information independently developed by Participating Bank outside this Agreement. This provision shall survive termination of this Agreement, regardless of cause, for a period of five (5) years from date of termination.

15.  Deconversion.
     ------------

     a) Upon termination of this Agreement, Computer Center will dispose of all Participating Bank files still in the Computer Center's system in such manner deemed appropriate by Computer Center unless Participating Bank, prior to the date of termination, furnishes to Computer Center written instructions for the disposal of Participating Bank files, which instructions Computer Center will, if reasonable and feasible, comply with at Participating Bank's expense. Participating Bank's master file data will be maintained by Computer Center for a period of thirty (30) days subsequent to termination, after which time it may, at the option of Computer Center, be destroyed.

     b) Deconversion information shall not be made available to Participating Bank until Participating Bank has first paid, in a form acceptable to Computer Center, all sums due Computer Center, including all monthly charges that might be due if deconversion occurs prior to normal expiration of this Agreement, all accrued and unpaid information processing and other charges, and all deconversion charges. Participating Bank understands that it will be billed and agrees to pay such bills for any additional services or reports provided by Computer Center after deconversion at the request of Participating Bank for audit verification or other purposes, at Computer Center's normal rates for such services or reports. Participating Bank agrees that Computer Center shall have a lien on Participating Bank's information and data until all sums due are paid in full. Release of said lien by surrender of possession by Computer Center shall not affect any claim Computer Center might have for payments due it from Participating Bank.

16. Inspection. Computer Center agree that all records relating to Participating Bank at all times shall be subject to inspection and review by Participating Bank or its auditors, designees, accountants and appropriate examiners from the applicable state and federal bank regulatory agencies, upon reasonable notice to Computer Center. Computer Center further agrees to prepare such reports, grant computer usage and permit programming examination as may be necessary to meet the audit requirements of Participating Bank. Reasonable charges shall be made to and be payable by Participating Bank for all special programming and other computer usage in excess of any programming or usage to which Participating Bank may be entitled pursuant to Exhibit "B".

17. Title to Software. All right, title and interest in and to any and all computer programs, and the source codes therefor, used by Computer Center in the performance of Services, including any special programs written specifically for Participating Bank, shall be and remain the property of Computer Center.

18. Priority. Computer Center shall advise participating Bank by letter of any system changes that would affect procedures for Reports. Computer Center also agrees that Participating Bank's data shall have priority for processing over data of entities, other than banks, savings and loans, credit unions and other financial institutions.

19. Binding Effect and Assignment. This Agreement and all the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assigned or delegated by such party to any other person without prior written consent of the other party hereto, except that Computer Center (or any successor to Computer Center) may, at any time during the Term hereof, assign its rights and delegate its obligations hereunder to any subsidiary or division of Computer Center or any other entity which controls, is controlled by, or is under common control with Computer Center.

20. Availability of Services. Computer Center's system will be available for communication between Participating Bank and Computer Center from 8:00 AM to 6:00 PM (6 days per week). Participating Bank's daily cut off time for items capture, file maintenance and data transmissions will be no later than 5:00 PM each day.

21. Termination by Participating Bank. The parties further agree and acknowledge that there may be certain circumstances in which Participating Bank desires to discontinue Computer Center's provision of one or more of the Services prior to the expiration date of this Agreement. In such event, Computer Center will suffer substantial loss or injury that is difficult or impossible to accurately estimate. Accordingly, in an effort to liquidate in advance the sum that should represent the loss or damages which would be actually sustained by Computer Center as a result of such early termination by Participating Bank of any Services provided hereunder, the parties have agreed on the amount specified below as a reasonable pre-estimate of Computer Center's probable loss. If Participating Bank desires to discontinue any Services hereunder, Participating Bank shall give Computer Center one hundred eighty (180) days advance written notice and shall pay Computer Center an amount equal to fifty percent (50%) of the "estimated remaining service fees" with respect to the Services being discontinued or the monthly "minimum charge", whichever is greater, for the remainder of the Term beginning on the effective date of termination. The "estimated remaining service fees" for the Services being discontinued for the six (6) months immediately preceding notice of early termination by the number of months remaining under the Term of this Agreement. The "minimum charge" will be determined by Exhibit "B" of this Agreement. This amount is due per the provisions of paragraph 15(b).

22. Termination by Computer Center. In the event that Computer Center desires to cancel this Agreement or discontinue Services hereunder, it shall give Participating Bank one hundred eighty (180) days advance written notice and this Agreement or any Service hereunder shall be cancelled in full.

23. Entire Agreement. This instrument, along with the appendices and schedules incorporated herein by reference, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof. Representations and agreement not expressly contained or incorporated by reference herein shall not be binding upon either party as warranties or otherwise. Modifications of this Agreement must be in writing and signed by duly authorized representative of the parties.

24. Severability. In the event that one or more of the provisions of this Agreement is for any reason held to be invalid or unenforceable, such holdings shall not affect the remaining provisions of this Agreement.

25. Applicable Law. This Agreement is made and entered into in Norcross, Georgia and shall be governed by the laws of the State of Georgia.

COMPUTER CENTER:                           PARTICIPATING BANK:

PROVESA, INC.                              CHESTATEE STATE BANK


By:/s/Donny R. Jackson                     By: /s/Philip Hester
   --------------------------------            ---------------------------------
             (Signature)                                 (Signature)

Name: Donny R. Jackson                     Name: Philip Hester
      -----------------------------              -------------------------------
         (Please Print or Type)                      (Please Print or Type)

Title: President                           Title: President
       ----------------------------               ------------------------------


Date: 1-21-98                              Date: 1-20-98
      -----------------------------              -------------------------------


By:                                        By:
   --------------------------------           ----------------------------------

                                   EXHIBIT "A"

SERVICES PROVIDED:

         PC BancPAC processes the following applications:

                  Central Information File
                  Common Deposits
                           Checking
                           Now
                           Money Market
                           Savings
                  Certificates of Deposit
                           IRA Accounts
                  Line of Credit
                  Common Loans
                           Add-On's
                           Add-On GILAs
                           Simple Interest
                           Mortgage
                  General Ledger
                  Proof and Transit
                  Tickler System
                  Account Reconciliation
                  Automated Teller Machine
                  Card Management
                  Signature Storage/Retrieval
                  Report Writer
                  Safe Deposit Box Accounting

                                   EXHIBIT "B"

11.  APPLICATION PROCESSING
     ----------------------

     Months 1 & 2 No Charge
     Months 3 - 12$1,500 Flat Fee

Years 2 - 5 as below:

     $.35Per Account
                  (DDA, Savings, Loans, CDs, General Ledger, etc.)
     $.175        Per Account
                  Central Information File (CIF)
     OR
     $2,500       Per Month Minimum

12.  AUTOMATED TELLER MACHINE PROCESSING
     -----------------------------------

     $400Per Month Connect Fee
     $300Per Month for each ATM includes monitoring

13.  DEBIT CARD MANAGEMENT PROCESSING
     --------------------------------

     $150Minimum Per Month OR $.12 Per Card Per Month
     $.10Per Transaction Processing

14.  MISCELLANEOUS DATA PROCESSING CHARGES
     -------------------------------------

Account Reconciliation                             $25.00    Minimum
     Reconciliation Charge                         $.005    Per Item
Audit Confirmation Generation                      $150.00   Minimum
     Confirmation Charge                           $.40         Each
Magnetic Tape Reporting                            $25.00       Each
     (e.g., Credit Bureau, IRS, Insurance,
     Account Reconciliation)
Amortization Schedules                             $5.00        Each
Preprinted Customer Labels                         $.05         Each

15.  OTHER CHARGES
     -------------

PC BancPAC Installation and Training*              $7,500.00
Programming Services*                              $75.00   Per Hour
     (Minimum two hours)
Customer Support Training*
     Participating Bank's Location                 $400.00Per Day Per CSR
     Provesa, Inc. Facility                                  $100.00  Per Day
                                                                      Per Person
Data Communications or Hardware Services*
     Regular Service                                          $50.00  Per Hour
     Emergency Service                             $125.00  Per Hour
Data Processing Operation Services
     Overtime/Special Handling                     $75.00   Per Hour
On-Line Device Support                             $10.00 Per Device

*    Plus all out-of-pocket expenses (e.g., meals, lodging, travel).
     Travel will be billed at current IRS allowable rate from Provesa facility to customer site and return.

                    ADDITIONAL TERMS AND CONDITIONS ADDENDUM
                                       TO
                            DATA PROCESSING AGREEMENT

THE ADDITIONAL TERMS AND CONDITIONS ADDENDUM (hereinafter referred to as "Addendum") is made this day of January 20th, 1988, by and between Chestatee State Bank (hereinafter referred to as "Participating Bank"), whose business address is GA Hwy. 53 East, Dawsonville, Georgia 30534 and Provesa, Inc. (hereinafter referred to as "Computer Center"), whose business address is 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071.

WHEREAS, Computer Center and Participating Bank have entered into a Data Processing Agreement dated January 20th, 1998 (hereinafter referred to as "Agreement"); and

WHEREAS, the parties to the Agreement and this Addendum wish to provide for terms and conditions different from those stated in the Agreement.

The parties hereto agree as follows:

Section I

     Attached Exhibits "P" (Imaging and Back Office Pricing) and "I" (Description of Imaging and Back Office Services) shall become a part of and be subject to the conditions of the existing Data Processing Service Agreement between participating Bank and Computer Center.

     In the Data Processing Services Agreement, references to Exhibit "A" (the Services) shall also apply to Exhibit "I" of the addendum, and references to Exhibit "B" (Fees) shall also apply to Exhibit "P" of the addendum.

     Exhibits "P" and "I" contain all of the uniquely identified billable imaging and back office services available to Participating Bank. Any item described in Exhibit "I" for which there is activity will be billed at the rate outlined in Exhibit "P".

     The terms of these services shall be tied to the existing Data Processing Agreement.

Section II

     Should Chestatee State Bank fail to open for any reason, this contract shall be null and void.

Section III

     This agreement is contingent upon execution of contracts for the following ancillary products at prices not to exceed those quoted below.

     1.       Networked Optical Disk System (5 stations)         $21,800.00
              -       Hardware, Software, Installation
              -       Annual Software Support                     $1,200.00

     2.       Interactive Voice Response System                  $15,000.00
              -       Hardware, Software, Installation
              -       Annual Hardware/Software Support            $3,000.00

     3.       Co-Pilot Loan/Deposit Platform System
              -       (7) Workstation Software                    $7,000.00
              -       Bankers System Setup                        $2,500.00
              -       Bankers System Form Usage (est.)            $6,510.00
              -       Software Maintenance (7)                    $2,100.00
              -       On-Site Support $500/day plus expenses

     4.       Teller+Plus System
              -       (6) Basic software licenses @ $1,470        $8,820.00
              -       (3) Software with CTR @ $1,870              $5,610.00
              -       (1) Teller Server                           $1,200.00
              -       (9) Receipt Printers @ $725                 $6,525.00
              -       (1) Installation & Training                 $2,500.00
              -       (9) Annual Software Maintenance @ $245      $2,205.00

     5.       Data Communications Line Installation               $1,500.00

     6.       Greenway Software, Setup & Training                $12,850.00

Each and all of the terms, provisions and conditions of this Agreement, to the extent they are not directly in conflict with this Additional Terms and Conditions Addendum, are incorporated herein by reference and made a part hereof, and remain in full force and effect.

PROVESA, INC.                               CHESTATEE STATE BANK


By:                                         By:
   --------------------------------            ---------------------------------
             (Signature)                               (Signature)

Name:                                       Name:
     ------------------------------              -------------------------------
        (Please Print or Type)                     (Please Print or Type)

Title:                                      Title:
      -----------------------------               ------------------------------


Date:                                       Date:
     ------------------------------              -------------------------------


By:                                         By:
   --------------------------------            ---------------------------------

                                   EXHIBIT "I"

DESCRIPTION OF IMAGING AND BACK OFFICE SERVICES:

Proof and Encode

>> Over the counter (teller) work is filmed by the bank, bundled, then routed to the Center. Debit and Credit totals are established and outgoing Cash Letter items are encoded using the Center's Image Processing equipment.

Capture

>> Over the counter and Incoming Cash letter items are read by the high speed reader sorter. Images of all documents are digitized and stored on magnetic media along with information needed to post and/or track each document.

NSF/Unposted

>> All exception items will be reviewed by the bank if necessary and will then be processed by the Center. This includes preparation and disposition of NSF notices, outgoing return cash letters, and ACH returns. Unposted/unmatched items will be corrected and resubmitted for posting. Large dollar notification as well as verification and handling of Stop Pay Suspects will also be the Center's responsibility.

Incoming Returns

>> The Center will process Participating Bank's FRB return cash letter. Returned items will be resubmitted, charged back to the customer account or placed in Participating Bank's cash items based on prearranged agreements.

Statement Rendering

>> Imaged Statements will be printed, metered and mailed by the Center for all Checking and Savings accounts based on Participating Bank's instructions. The Center will also verify enclosure counts, meter and mail statements on non-imaged accounts. Any account having an image or document discrepancy (cripple statement) that can not be resolved by the Center will be forwarded to Participating Bank for handling. At Participating Bank's request, the Center will insert marketing or other informational material in out-going statements.

Research and Adjustments

>> The Center will conduct any necessary research and make appropriate entries required regarding FRB cash letters processed on behalf of Participating Bank.

Document Storage

>> The Center will store Participating Bank's physical items at its facility for safekeeping until they are disposed of.

Optical Image Storage

>> The Center will archive document images from Participating Bank's designated RAID unit to the Center's Optical Disk system as needed for long term storage.

Report Printing

>> All daily and periodic stock paper reports will be printed by the Center for distribution to Participating Bank.

Notices and Special Forms

>> Any printed system output requiring special forms will be produced by the Center for distribution to Participating Bank or its customer.

Electronic File Transmission

>> The Center will transmit captured item data to Participating Bank via high speed data communications for input to Participating Bank's processing system.

                                   EXHIBIT "P"

IMAGING AND BACK OFFICE PRICING:

15.8.1       Services Provided                         Cost       Unit
------       -----------------                         ----       ----

          Proof and Data Capture
                   On-us                               .035      Per Item
                   Transit                             .035      Per Item
                   Inclearing                          .012      Per Item
          NSF Items Returned                          2.000      Per Item
          Unposted/Unmatched                          2.000      Per Item
          Items Faxed to Bank                          .950      Per Fax
          Chargeback Return Items                     2.000      Per Item
          Large Dollar Notifications                  2.500      Per Item
          ACH Returns                                  .650      Per Item
          Statement Rendering
                   Commercial Checking (Mo. End)      .400       Per Account
                   Consumer Checking                  .400       Per Account
                   Savings (Quarter End)              .300       Per Account
                   Non-Image Statements             10.000       Per Account
                   Marketing Inserts                  .010       Per Insert
          Research and Adjustments                   5.000       Per Request
          Subpoenas/Statement Reconstruction        20.000       Per Hour
          Document Storage (Paper Items)              .010       Per Item
          Optical Image Storage                       .002       Per Image
          Printing
                   Stock Reports                   250.000      Per Month
                   Notices and Special Forms       250.000      Per Month
          Electronic File Transmissions             15.000      Per Transmission
          Data Communications Cost                              Pass-thru
          Postage                                               Pass-thru

 Or the Monthly Charge:

          Year One (Fixed Monthly Fee)          $1,175.00
          Thereafter (minimum)                  $2,500.00